Exhibit 99.1

Shareholder Letter

Dear Shareholder,

Thank you for supporting ContraVir as we continue to build and advance our portfolio of targeted antiviral drug candidates.  We have remained focused on executing across our development pipeline and reaching meaningful inflection points, while demonstrating the significant potential of our compounds.  In this letter, I’d like to discuss some of our recent accomplishments and upcoming milestones, as well as our overall strategy for achieving greater value by aggressively targeting one of the world’s deadliest viral diseases — hepatitis B (HBV).

With more than 350 million patients globally and growing, HBV represents the next frontier in infectious disease.  A recently published study in The Lancet indicated that deaths from viral hepatitis, including HBV, have grown considerably, reaching the epidemic levels seen with other major global health threats such as HIV/AIDS and tuberculosis. Global healthcare experts agree that there is urgent need for an HBV drug regimen that provides a potential functional cure in much the same way as current, combination treatments for hepatitis C and HIV. As a result, even early-stage HBV drug candidates are drawing significant interest from large pharmaceutical companies, and successful HBV drugs are finally gaining widespread reimbursement from major payors.

We believe that ContraVir is poised to emerge as a leader in the growing HBV space.  Since licensing our first HBV drug, CMX157, we have successfully positioned the company to capitalize on this urgent medical need and multibillion dollar opportunity.  Recently, we added value to our HBV pipeline by acquiring Ciclofilin Pharmaceuticals and its novel compound CRV431.  ContraVir is now developing two highly potent, potentially best-in-class, HBV antivirals.  Importantly, our two assets complement each other by targeting different parts of the HBV life cycle, enabling us to explore unique and potentially powerful combination therapies that could be part of an HBV cure.

We realize curing HBV is an ambitious goal, but it is an important one — and as is the case with treating many major diseases — it begins with finding robust compounds that can work together to solve a challenging puzzle. CMX157 and CRV431 come from distinct classes of molecules with well-established antiviral effectiveness, and our data suggest that we have successfully optimized the chemistry of our compounds to maximize potency, thereby potentially minimizing the effective doses and reducing the likelihood of negative side effects.

Exemplifying this progress, we recently completed our Phase 1b clinical study of CMX157 in healthy volunteers and are on track to complete the ongoing Phase 2a head-to-head study of CMX157 vs. tenofovir DF (TDF, Gilead’s Viread®).  Results of the Phase 1b safety study are as expected, showing no safety issues to date for CMX157 at doses up to 100 mg daily and a favorable, dose-dependent pharmacokinetic profile.  The Phase 2a safety and efficacy study is anticipated to conclude in the fourth quarter of 2016, with an independent safety review at the midpoint of the study.  We look forward to providing timely updates on the escalating-dose cohorts in this study, as appropriate.

This direct comparison study is important for demonstrating the value proposition of CMX157, which is based on the fact that we expect CMX157’s higher potency demonstrated in vitro to result in equal, if not better antiviral efficacy as Viread, but at lower doses and with potentially fewer side effects.  Our preclinical studies of CMX157 showed significantly greater potency compared to Viread, and we are confident that this will be reflected in hepatitis B patients.  Looking further into the future, we have compared the potency of CMX157 to tenofovir AF (TAF) and determined that CMX157 is at least as potent as this new drug from Gilead — perhaps even more potent, based on our in vitro data.

From our perspective, the best-in-class profile of CMX157 makes it the ideal cornerstone molecule for a combination therapy against HBV.  Here is where the complementary antiviral activity of our second compound, CRV431, becomes important.

CRV431 comes from a family of antiviral drugs called cyclophilin inhibitors, which also inhibit viral replication, but through different and potentially complementary mechanisms from CMX157.  While CMX157 is what is known as a “direct-acting” antiviral, CRV431 targets HBV in-directly by blocking the virus from “hijacking” certain human proteins, which it uses to create copies of itself. There is also evidence that CRV431 blocks the entry of HBV into liver cells and may prevent liver damage caused by the virus, which can lead to more serious complications.  We are currently advancing CRV431 toward IND-enabling studies and expect to enter human studies as soon as possible.

As you can see, we have much to look forward to in the near term with our HBV program.  We believe we have truly superior compounds in a market that continues to grow, not only in terms of patient number, but also with respect to renewed global interest in advancing the treatment and potential cure of HBV.  Moreover, the collective background and experience of our senior management — myself as well as our Chief Medical and Scientific Officers — are very much aligned with executing successfully on our HBV-focused strategy, and the entire ContraVir team has the expertise and dedication to achieve this goal.  Finally, the newly appointed members of our Scientific Advisory Board also add considerable depth of knowledge and experience in hepatitis and virology, which will help ensure we stay on the most efficient path for advancing our novel HBV candidates.

With continued execution and positive data, ContraVir expects to return significant shareholder value based on the potential of our leading HBV pipeline.

Not to be overshadowed, FV-100, our most advanced clinical candidate, remains a priority and we continue to enroll patients with herpes zoster infection (shingles) into our ongoing Phase 3 trial.  As announced in June, we successfully expanded the patient enrollment criteria for this clinical study to more accurately represent the changing shingles population as seen in medical practice.  Doing so, we now have the ability to target the most clinically relevant patients into the trial, while opening the study to a greater percentage of shingles patients.

In summary, we have already achieved much in 2016 to enhance the value of ContraVir while positioning the company as a true leader in the antiviral industry.  We expect the remainder of 2016 to be even more productive as the company meets several clinical and operational milestones.

We look forward to sharing in future successes and thank you for your continued support.

James Sapirstein

CEO

ContraVir Pharmaceuticals